EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

Enterprise Products Operating L.P.

as Buyer

and

Ferrellgas, L.P. and Ferrellgas, Inc.

as Sellers

June 22, 2005

Page

ARTICLE I
PURCHASE AND SALE

1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	2
1.3	Assumption of Obligations	3
1.4	Excluded Obligations and Liabilities	4
1.5	Nonassignable Permits or Contracts	5
1.6	Consideration	5
1.7	Inventory	5
1.8	Forward Sales and Purchases	6
1.9	Closing	7
1.10	Post-Closing Adjustments For First Day of Month	8
1.11	Post-Closing Adjustments For Any Day Other than First Day of Month	11
1.12	Price Allocation	12

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

2.1	Organization and Existence	12
2.2	Authority and Approval	12
2.3	No Conflict	13
2.4	Litigation; Regulations	13
2.5	No Default	13
2.6	Permits	14
2.7	Financial Information	14
2.8	No Material Adverse Effect	14
2.9	Taxes	14
2.10	Intellectual Property	15
2.11	Contracts	15
2.12	Real Property	15
2.13	Title Other than Real Property	17
2.14	Fixed Assets	17
2.15	Environmental Matters	17

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(continued)

Page

2.16	Insurance	18
2.17	Business Employees	18
2.18	Labor Relations	18
2.19	Benefit Plans	18
2.20	Solvency	19
2.21	Bankruptcy	19
2.22	Brokerage Arrangements	19
2.23	Sufficiency of Assets	19
2.24	Inventory	20

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

3.1	Organization and Existence	20
3.2	Authority and Approval	20
3.3	No Conflict	20
3.4	Litigation	21
3.5	Funds Available	21
3.6	No Material Adverse Effect	21
3.7	Bankruptcy	21
3.8	Brokerage Arrangements	21

ARTICLE IV
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

4.1	Certain Changes	21
4.2	Operations	22
4.3	Buyer Notification	22
4.4	Schedules	23
4.5	Access	23
4.6	Antitrust Notification; Other Reporting Requirements	23
4.7	Reasonable Business Efforts	23
4.8	Employees and Employee Benefits	24
4.9	Post-Closing Further Assurances	26
4.10	Transition Services	26

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(continued)

Page

4.11	Storage Agreements	29
4.12	Throughput Agreement	29
4.13	Leases	29

ARTICLE V
CONDITIONS TO CLOSING

5.1	Conditions to the Obligation of Buyer	29
5.2	Conditions to the Obligation of Sellers	30

ARTICLE VI
INVESTIGATION; LIMITATIONS

6.1	Independent Investigation	30
6.2	Survival	31

ARTICLE VII
TERMINATION

7.1	Events of Termination	31
7.2	Effect of Termination	31

ARTICLE VIII
INDEMNIFICATION

8.1	Indemnification of Sellers	32
8.2	Indemnification of Buyer	32
8.3	Demands	32
8.4	Right to Contest and Defend	33
8.5	Cooperation	33
8.6	Right to Participate	33
8.7	Payment of Damages	34
8.8	Limitations on Indemnification	34
8.9	Sole Remedy	34
8.10	General Limitation of Damages	34
8.11	No Waiver Relating to Claims for Fraud/Willful Misconduct	34

ARTICLE IX
MISCELLANEOUS

9.1	Expenses and Payments	35

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(continued)

Page

9.2	Notices	35
9.3	No Negotiations	36
9.4	Governing Law	36
9.5	Public Statements	36
9.6	Entire Agreement; Amendments and Waivers	36
9.7	Binding Effect and Assignment	37
9.8	Severability	37
9.9	Headings and Schedules	37
9.10	Multiple Counterparts	37

-iv-

SCHEDULES

Schedule 1.1	Asset Schedule
Schedule 1.8(a)	Matched Forward Sales and Forward Purchases
Schedule 1.8(b)	Forward Sale Margin
Schedule 1.10(a)	Indices for Inventories
Schedule 1.10(d)	Well Emptying Procedures
Schedule 1.11(b)	Format of Closing Month EBITDA
Schedule 2.3	Conflicts
Schedule 2.7	Financial Information
Schedule 2.11	Contracts
Schedule 2.12	Title Defects and Encumbrances
Schedule 2.15	Environmental
Schedule 2.17	Business Employees
Schedule 2.19	Plans
Schedule 2.24	Inventory Specifications

EXHIBITS

Exhibit A-1	Adamana Storage Agreement
Exhibit A-2	Hutchinson Storage Agreement
Exhibit A-3	Moab Storage Agreement
Exhibit B-1	Inver Grove Heights Throughput Agreement
Exhibit B-2	Jackson Throughput Agreement
Exhibit C-1	Inver Grove Lease (Blue Rhino)
Exhibit C-2	Inver Grove Lease (Retail)
Exhibit C-3	Aberdeen Lease

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INDEX OF DEFINED TERMS

Above-Ground Retained Inventory	5
Accounting Firm	11
Adjusted Value	7
Affiliate	12
Agreement	1
Apportionments	9
Asset Schedule	1
Assets	1
Assumed Obligations	3
Business	1
Business Employees	18
Buyer	1
Buyer Employee Benefit Plans	24
Buyer Parties	32
Buyer’s Cafeteria Plan	26
Buyer’s Defined Contribution Plan	25
Claim	32
Closing	7
Closing Date	7
Closing Month EBITDA	11
Closing Month Receivables	2
Code	12
Confidentiality Agreement	23
Constituent Documents	36
Contracts	15
Coverage Period	26
Current Receivables	8
Damages	32
debt	19
Easements	15
Employee Benefit Plans	18
Encumbrances	13
Environmental Claims	17
Environmental Law	17
Environmental Permits	17
ERISA	18
Excluded Assets	2
Excluded Liabilities	4
Feedstock Operations	1
Fixed Price Sale Customers	6
Force Majeure	28

Forward Purchases	6
Forward Sale Margin	7
Forward Sales	6
General Partner	1
Governmental Body	13
Hazardous Substances	17
Holding Costs	6
HSR Act	13
Initial Adjustement Statement	8
Initial Adjustment	8
Knowledge of Sellers	13
Law	2
Laws	2
Material Adverse Effect	12
Notice	35
Operating Statement Date	14
Partnership	1
Permits	14
Permitted Encumbrances	16
Person	3
Purchase Price	5
Real Property	15
Seller Parties	32
Sellers	1
Sellers’ Cafeteria Plan	26
Sellers’ Qualified Plans	25
Taxes	14
Terminal Inventory	5
Terminals	1
Third Party Location Inventory	6
Transferred Employee	24
Transferred Inventory	6
Transit Inventory	6
Transition Services	26
Underground Inventory	6
Underground Purchased Inventory	6
Underground Retained Inventory	6
Underground Storage Facilities	1
Underground Transferred Inventory	6
Wholesale Operations	1

-vi-

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (“Agreement”) is made and entered into as of June 22, 2005, by and among Ferrellgas, L.P., a Delaware limited partnership (the “Partnership”), Ferrellgas, Inc., a Delaware corporation and the general partner of the Partnership (the “General Partner,” and together with the Partnership, the “Sellers”), and Enterprise Products Operating L.P., a Delaware limited partnership (the “Buyer”).

W I T N E S S E T H:

     WHEREAS, Buyer desires to acquire specified assets of Sellers related to:

     (a) underground storage facilities in Adamana, Arizona, Hutchinson, Kansas and Moab, Utah (“Underground Storage Facilities”), together with complementary feedstock operations (“Feedstock Operations”); and

     (b) rail or pipeline to truck terminals, as well as such terminals, in Inver Grove Heights and Jackson, Minnesota, and Sylva and Aberdeen, North Carolina (“Terminals”), together with complementary wholesale propane marketing operations (“Wholesale Operations”) (the Underground Storage Facilities, Feedstock Operations, Terminals and Wholesale Operations are referred to herein as the “Business”);

and Sellers have agreed to sell those assets to Buyer on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

Article I

PURCHASE AND SALE

     1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, the Assets to Buyer on the Closing Date against the receipt by Sellers of the Purchase Price. The term “Assets” means all of the Partnership’s rights, title and interests in and to the assets related to the Business as specifically set forth on Schedule 1.1 (the “Asset Schedule”) and as follows:

    (a) to the extent permitted by applicable Law and subject to the provisions of Section 1.5, an original or duplicate copy of all sales and business records, files, product specifications, blueprints, drawings and correspondence; engineering, manufacturing, maintenance, operating and production records; personnel records with respect to the Transferred Employees; customer, supplier and circulation lists and records; sales and marketing material; and all other permits, books and records including without limitation, records related to compliance with or which are required to be maintained in accordance with any applicable Laws (including applicable Environmental Laws), and in each case which relate to the Business and/or Assets; as used herein, the terms “Law” and “Laws” shall mean all applicable federal, state, and local constitutions, laws, statutes, treaties, common law, ordinances, regulations, rules, permits, licenses, guidelines, requests for information, injunctions, judgments, decrees, or orders promulgated or issued by a Governmental Body;

    (b) all rights of Sellers under Permits and franchises issued by any Governmental Body and used in connection with any of the Assets, including those listed on Schedule 1.1;

    (c) all rights under all covenants and warranties relating to the Assets, express or implied (including written title warranties and manufacturers’, suppliers’ and contractors’ warranties), that have heretofore been made by third party manufacturers, suppliers and contractors;

    (d) all rights in connection with the Current Receivables, including proceeds thereof (other than the proceeds referenced in Section 1.10(b) and remitted as part of the Initial Adjustment);

    (e) all other equipment, goods, and intangibles, and real and personal property that is used directly by Sellers or any of Sellers’ Affiliates in the operation of the Business or any of the Assets;

    (f) all prepayments and deposits as specifically described in Sections 1.10(a)(9) and 1.10(a)(10);

    (g) the Terminal Inventory (not including the Above-Ground Retained Inventory), the Underground Purchased Inventory, the Transit Inventory and the Third Party Location Inventory;

    (h) all rights from pipeline allocations earned on the Mid-America Pipeline System related to the Wholesale Operations; and

    (i) all receivables arising as a result of the operation of the Business or the Assets during the month in which the Closing occurs whether or not collected (“Closing Month Receivables”), including proceeds thereof (other than the proceeds referenced in Section 1.10(b) and remitted as part of the Initial Adjustment).

     1.2 Excluded Assets. The Assets include only those assets specifically listed on the Asset Schedule or described in Section 1.1. The Assets do not include any asset not specifically listed on the Asset Schedule or described in Section 1.1, including, but not limited to, the following (the “Excluded Assets”):

    (a) all cash on hand, on deposit or in transit and arising out of the operation of the Business through the day immediately proceeding the Closing Date and any bank accounts of Sellers;

    (b) all of the Employee Benefit Plans;

    (c) causes of action and third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverage afforded thereby other than those relating to the Current Receivables;

    (d) any books and records of Sellers (including, but not limited to, minute books and governance documents of Sellers) other than those specifically relating to the Assets and the operations thereof including those identified on the appropriate schedule hereto;

    (e) subject to Section 1.5 below and excluding the Federal Trade Commission or the Department of Justice, each Permit or Contract set forth on the Asset Schedule that requires the consent to assignment by any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, Governmental Body or other entity (any of which, a “Person”) other than Sellers or their Affiliates and which consents have not been obtained on or before the Closing Date;

    (f) any Tax refund related to the Assets or the Business attributable to periods ending on or prior to the Closing Date;

    (g) all of Sellers’ right, title and interest in their names, logos and trademarks; provided, however, effective upon the Closing Date, the Sellers and the Sellers’ Affiliates hereby grant to the Buyer a nonexclusive, nontransferable, royalty-free license, without right of sublicense, to use, solely in the Business as it is presently conducted but not in connection with the marketing of the Business, any and all trademarks, service marks, and trade names owned by the Sellers solely to the extent appearing on existing inventory, advertising materials and the Assets as of the Closing Date (such as signage, vehicles, and equipment) for a period of three (3) months from the Closing Date;

    (h) any of Sellers’ above-ground storage tanks at third party locations identified in writing by Buyer to Sellers prior to Closing; and

    (i) the Above-Ground Retained Inventory and the Underground Retained Inventory.

     1.3 Assumption of Obligations. Subject to the indemnification rights in favor of Buyer in Section 8.2, upon the sale of the Assets by Sellers, Buyer assumes and agrees to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, from and after the Closing Date any and all liabilities, obligations and Damages of Sellers in respect of the following (collectively, the “Assumed Obligations”):

    (a) the Permits and Contracts properly transferred and assigned to Buyer hereunder in conformity with the provisions of such Permits and Contracts;

    (b) actual or alleged violations of, or liability or Damages under, Environmental Laws or Environmental Permits or to Environmental Claims, related to conditions, acts or omissions occurring on or after the Closing;

    (c) the ownership or operation of the Business and the Assets on or after Closing;

    (d) to the extent specifically provided in Section 4.8, liabilities to or with respect to the Transferred Employees; and

    (e) transfer, sales, use, and other similar Taxes arising in connection with the transactions contemplated by this Agreement.

The assumption by Buyer of the Assumed Obligations shall not enlarge any rights or remedies of any third parties under any Contracts with Sellers. Nothing herein prevents Buyer from contesting in good faith any of the Assumed Obligations. Sellers agree to satisfy and discharge all the liabilities, obligations and Damages of Sellers relating to their respective businesses and which are not assumed by Buyer pursuant to the terms of this Agreement, whether known as of the date hereof or thereafter determined.

     1.4 Excluded Obligations and Liabilities. It is expressly understood and agreed that, except as specifically provided in this Agreement, Buyer is not obligated to pay, perform or discharge any debt, obligation, cost, expense or liability of Sellers, whether absolute or contingent, known or unknown (“Excluded Liabilities”), including, but not limited to debts, obligations, costs, expenses and liabilities:

    (a) related to any of the Excluded Assets;

    (b) for the accounts payable related to the Business (except such accounts payable arising from the Assumed Obligations after Closing);

    (c) for any Taxes relating to the Sellers’ business or the Assets for taxable periods ending on or prior to the Closing Date (other than those Taxes specifically assumed by Buyer pursuant to Section 1.3);

    (d) for any of the liabilities or expenses of Sellers incurred in the negotiation of and carrying out of their respective obligations under this Agreement;

    (e) actual or alleged violations of, or liability or Damages under, Environmental Laws or Environmental Permits or to Environmental Claims, related to conditions, acts or omissions occurring before the Closing;

    (f) the ownership or operation of the Business and the Assets prior to Closing;

    (g) except as specifically provided in Section 4.8, any liabilities to or with respect to employees of Sellers or under or with respect to Employee Benefit Plans; or

    (h) for liabilities and obligations of Sellers to Buyer created by this Agreement.

Sellers agree to satisfy and discharge all the liabilities of Sellers relating to their respective businesses and which are not assumed by Buyer pursuant to the terms of this Agreement.

     1.5 Nonassignable Permits or Contracts. If any Permits or Contracts to be included in the Assets are not by their respective terms assignable, Sellers agree to use their reasonable best efforts promptly to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to Buyer the benefit thereof, it being understood that such reasonable best efforts shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any such Permits or Contracts. Buyer shall cooperate with Sellers in such manner as may be reasonably requested in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained on or before the Closing Date, Sellers and Buyer will use their reasonable best efforts to take such actions as may be possible without violation or breach of any such nonassignable Permits or Contracts to effectively grant Buyer the economic benefits of, and impose upon Buyer the economic burdens of, such Permits and Contracts and the assignment shall not become effective unless and until such consent has been obtained, waived or is no longer required. When such consent has been obtained, waived or is no longer required, the applicable assignment shall automatically become effective without the need for any further action on the part of Sellers, Buyer or any other Person and without payment of any further consideration.

     1.6 Consideration. On the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer will pay to Sellers in consideration of the transfer by Sellers of the Assets an amount equal to One Hundred Forty Four Million Dollars ($144,000,000) in cash, subject to adjustment as provided in Section 1.10 (the “Purchase Price”).

     1.7 Inventory.

    (a) At a reasonable time selected by Sellers, with reasonable notice to Buyer, on the day immediately preceding the Closing Date:

      (1) Sellers shall conduct a physical inventory as of such date with respect to the propane owned by Sellers at the Terminals stored above-ground in conjunction with the Business (the “Terminal Inventory”), which includes a number of gallons of propane owned by Sellers to be retained by Sellers, for which Sellers shall notify Buyer of such amount at least three days prior to Closing (the “Above-Ground Retained Inventory”); Buyer shall be permitted to have a representative present for such inventory; if Buyer’s representative is present, such representative and Sellers shall agree on such physical inventory, or, if Buyer’s representative is not present, Sellers’ physical inventory shall be deemed correct; such Terminal Inventory shall be deemed final among the parties and not subject to any claim by Buyer with respect to the accuracy of the volume of such Terminal Inventory pursuant to this Agreement;

      (2) Sellers shall conduct an inventory of propane and all other products in Sellers’ custody at the Underground Storage Facilities based upon Sellers’ records (the “Underground Inventory”) categorized by location, product and owner, including (i) inventories owned by Sellers in conjunction with the Feedstock Operations and the Wholesale Operations (the “Underground Purchased Inventory”), (ii) propane owned by Sellers to be retained by Sellers (the “Underground Retained Inventory”), and (iii) the feedstock or product inventory owned by any third party at the Underground Storage Facilities (the “Underground Transferred Inventory”);

      (3) Sellers shall conduct an inventory of propane and all other products owned by Sellers in conjunction with the Feedstock Operations or the Wholesale Operations in transit based upon Sellers’ shipping, inventory and rail records (the “Transit Inventory”);

      (4) Sellers shall conduct an inventory of propane and all other products owned by Sellers in conjunction with the Feedstock Operations or the Wholesale Operations at third party storage locations based upon Sellers’ and each applicable third party’s inventory records, to the extent such third party delivered such records to Sellers (the “Third Party Location Inventory”); and

      (5) Sellers shall conduct an inventory of any feedstock or product inventory owned by any third party which is located at or within any of the Assets (the “Transferred Inventory”) other than the Underground Transferred Inventory.

    (b) At Closing, the Terminal Inventory, the Underground Inventory, the Transit Inventory and the Third Party Location Inventory shall be transferred to Buyer’s custody or ownership, as applicable, including (1) the Above-Ground Retained Inventory, (2) the Underground Retained Inventory that shall be subject to the underground storage contracts attached hereto as Exhibits A-1, A-2 and A-3 to be executed at Closing, and (3) the Transferred Inventory.

     1.8 Forward Sales and Purchases.

    (a) As of the date of this Agreement, Sellers have entered into fixed price sales obligations for delivery of product to third-party customers in connection with the Business (“Fixed Price Sale Customers”) on or after the date of this Agreement (“Forward Sales”). As of the date of this Agreement, Sellers have entered into fixed price purchase obligations for receipt of product in connection with the Business on or after the date of this Agreement (“Forward Purchases”). Schedule 1.8(a) lists all Forward Sales and Forward Purchases that can be matched (in the aggregate) and indicates the resulting dollar per gallon margin on those matched transactions. Schedule 1.8(a) also includes assumptions related to the interest and storage costs expected to be incurred in connection with the performance of those contracts (“Holding Costs”), to the extent the product delivery dates do not match. Buyer agrees that the aggregate margin for the Forward Sales and Forward Purchases listed on Schedule 1.8(a) is acceptable and that for any such Forward Sales and Forward Purchases that are not scheduled to close prior to the Closing Date shall be deemed to be Contracts and included as part of the Asset Schedule. Sellers shall update Schedule 1.8(a) at the Closing to include only the Forward Sales and Forward Purchases applicable to the period on and after the Closing Date.

    (b) Schedule 1.8(b) lists all Forward Sales that are not matched against Forward Purchases as of the date of this Agreement. Schedule 1.8(b) also lists for each such Forward Sale the (1) the sales price, (2) the delivery location at which risk of loss passes and to which freight is paid, (3) the location of inventory that hedges that sale, (4) all fees, tariffs, freight element and other delivery costs to be paid to deliver the product by the Sellers, (5) the Holding Costs from the date of such Forward Sale until the time of product delivery, (6) the margin of revenue as agreed by Buyer and Sellers, (7) the market value for each inventory location as per Schedule 1.10(a), and (8) the sales volume. In the event that a sufficient quantity of product is stored in multiple locations, then the location of the inventory being held for the Forward Sales shall be deemed as the one that has the lowest overall delivered cost to satisfy the sale. For purposes of this Agreement, the “Adjusted Value” of each Forward Sale set forth on Schedule 1.8(b) shall be equal to the result of the following calculation for such Forward Sale:

      (i) the sales price in clause (1) above; minus

      (ii) the sum of clauses (4), (5), (6) and (7) above; multiplied by

      (iii) the sales volume in clause (8) above.

If Sellers desire to enter into any additional Forward Sales prior to Closing, Sellers shall deliver to Buyer all relevant information relating to each such additional Forward Sale, including, without limitation, the information required to be set forth on Schedule 1.8(b) with respect to such Forward Sale and may not enter into such Forward Sale without the prior written consent of Buyer. At Closing, Schedule 1.8(b) shall be amended to include all Forward Sales approved by Buyer pursuant to this Section 1.8(b), all of which shall be deemed to be Contracts and included as part of the Asset Schedule. Sellers shall update Schedule 1.8(b) at the Closing to include only the Forward Sales approved by Buyer under this Section 1.8(b) and applicable to the period on and after the Closing Date.

     1.9 Closing. Subject to the satisfaction of the conditions to closing set forth in Article V, the closing of the acquisition of the Assets contemplated hereby (the “Closing”) shall be held at the offices of Mayer, Brown, Rowe & Maw LLP at 700 Louisiana, Suite 3600, Houston, Texas 77002 on or before the seventh business day following the satisfaction of the conditions set forth in Article V commencing at 9:00 a.m., Houston time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

     1.10 Post-Closing Adjustments For First Day of Month. If the Closing Date is the first day of the month, the following shall apply:

    (a) Within fifteen (15) business days after Closing, Sellers shall deliver to Buyer, for Buyer’s review, to account for the initial adjustment to the Purchase Price for the Assets listed in Sections 1.1(d), (f), (g) and (i) (the “Initial Adjustment”), all relevant information to account for the Initial Adjustment, including the following items as of 11:59 p.m. on the day preceding the Closing Date and a calculation of the Initial Adjustment together with the relevant supporting documentation (the “Initial Adjustment Statement”):

      (1) a list setting forth a description and amount of all accounts receivable of the Business as of the last day of the month immediately preceding the month in which the Closing occurs with aging of 90 days or less (the “Current Receivables”);

      (2) the written results of the Terminal Inventory, categorized by product type and by location (including the Above-Ground Retained Inventory);

      (3) the written results of the Underground Inventory, including lists:

        (i) categorized by location, product and owner, including the Underground Purchased Inventory, the Underground Retained Inventory and the Underground Transferred Inventory;

        (ii) categorized by the total number of barrels, net of the shrink deduction (which shall be deemed to be two percent (2%) for each of the Adamana and Moab locations and one percent (1%) for the Hutchinson location), delivered to each well at an Underground Storage Facility for the period from the date that the well was last emptied prior to the Closing Date until 11:59 p.m. on the day preceding the Closing Date; and

        (iii) setting forth the Underground Inventory in each well at the Underground Storage Facilities;

      (4) the written results of the Transit Inventory categorized by delivery location and product;

      (5) the written results of the Third Party Location Inventory categorized by location and product;

      (6) a list of the following items to be apportioned as of 11:59 p.m. as of the last day of the month immediately preceding the month in which the Closing occurs: (i) property taxes, utility charges and other state, county and municipal taxes and assessments and charges affecting the Assets; (ii) rents and other payments under any of the Contracts; and (iii) such other items as are customarily apportioned in connection with the sale of similar property, all such items prior to such time being for the account of Sellers, as applicable, and all such items after such time being for the account of Buyer (the “Apportionments”);

      (7) the market value (as determined below) of the Terminal Inventory (less the Above-Ground Retained Inventory), the Underground Purchased Inventory, the Transit Inventory and the Third Party Location Inventory as set forth in the lists delivered pursuant to Section 1.10(a)(2) through (5); the market value shall be determined by multiplying the number of barrels of the applicable product type at each location (or the delivery point for the Transit Inventory, unless in transit to a customer in which case the location for calculation shall be the applicable Terminal or Underground Storage Facility from which such Transit Inventory originated) by the applicable index price indicated on Schedule 1.10(a) determined as the average of such prices as of the Closing Date and the two (2) business days immediately following the Closing Date, which index price shall also include where applicable, pipeline, rail and truck freight associated with inventory (corrected in accordance with industry standards); provided, however, that Sellers shall pay for any freight charges associated with transporting the Transit Inventory to be delivered to a Terminal or the Underground Storage Facilities and Buyer shall pay for any freight charges associated with transporting the Transit Inventory to be delivered to a customer;

      (8) the amount of any Apportionments as set forth in the list delivered pursuant to Section 1.10(a)(6) already paid by Sellers relating to periods after the last day of the month immediately preceding the month in which the Closing occurs less the amount of any Apportionments as set forth in the list delivered pursuant to Section 1.10(a)(6) not paid by Sellers after the last day of the month immediately preceding the month in which the Closing occurs relating to periods prior to the month in which the Closing occurs; provided, however, that if it is later determined that any such Apportionment was not accurate, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after payment under Section 1.10(b) or the date on which the Apportionment error is discovered, as applicable, but in no event more than 120 days after the Closing Date or, in the case of property taxes, 30 days after the end of the calendar year;

      (9) an amount equal to all costs and expenditures actually incurred and paid by Sellers or Sellers’ Affiliates as of the last day of the month immediately preceding the month in which the Closing occurs under the Contracts, the Permits or the applicable agreements entered into by Sellers in the ordinary course of business, or other similar arrangements or agreements and, in the absence of such Contracts, Permits or agreements, such costs and expenditures of the sort customarily billed thereunder, necessarily incurred and paid by Sellers directly and solely in connection with the ownership, maintenance or operation of the Assets, but for which the third party obligated to Sellers under any such agreement or arrangement has not fully performed as of the last day of the month immediately preceding the month in which the Closing occurs;

      (10) an amount equal to all amounts received by Sellers as of the last day of the month immediately preceding the month in which the Closing occurs under the Contracts, the Permits or the applicable agreements entered into by Sellers in the ordinary course of business, or other similar arrangements or agreements and, in the absence of such Contacts, Permits or agreements, such receipts of the sort customarily received thereunder, actually received by Sellers directly and solely in connection with the ownership, maintenance or operation of the Assets, but for which the third party who has made such payment under any such agreement or arrangement expects the Business to perform services after the last day of the month immediately preceding the month in which the Closing occurs; and

      (11) the sum of the Adjusted Value for all Forward Sales set forth on Schedule 1.8(b) at Closing.

    (b) Subject to Section 1.10(c), Buyer shall pay to Sellers, as an adjustment to the Purchase Price, the amount of the Initial Adjustment as determined in Section 1.10(a) including:

      (1) 1.10(a)(1); plus

      (2) Section 1.10(a)(7); plus or minus (as applicable)

      (3) Section 1.10(a)(8); plus

      (4) Section 1.10(a)(9); minus

      (5) Section 1.10(a)(10); plus or minus (as applicable)

      (6) Section 1.10(a)(11); minus

      (7) any amount of the proceeds from either the Current Receivables or the Closing Month Receivables actually received by Sellers prior to the date of the Initial Adjustment Statement.

Sellers shall pay to Buyer, within ten (10) business days of Sellers’ receipt, any amount of the Current Receivables and Closing Month Receivables actually received by Sellers on or after the date of the Initial Adjustment Statement and not otherwise accounted for by the prior sentence.

    (c) Buyer shall have the right within fifteen (15) business days after the receipt of the items in Section 1.10(a) and the Initial Adjustment Statement, to audit same. If Buyer disagrees with a portion of the Initial Adjustment Statement, Buyer shall deliver to Sellers written notice thereof in reasonable detail and setting forth the basis for each such disagreement. Upon Sellers’ receipt of such notice, Buyer and Sellers shall use their respective commercially reasonable efforts to reach agreement on such disputed portion of the Initial Adjustment Statement within fifteen (15) business days following Buyer’s completion of its audit. If Buyer fails to deliver such notice or with respect to any portion of the Initial Adjustment Statement to which Buyer has no disagreement, Buyer shall pay to Sellers the amounts set forth in the Initial Adjustment Statement within such fifteen (15) business day period. Should the parties be unable to resolve any disagreements concerning the Initial Adjustment Statement, all such disagreements shall, at the earliest practicable date, be referred at one time, by either or all of the parties, to a nationally or regionally recognized accounting firm mutually acceptable to Buyer and Sellers (the “Accounting Firm”), along with, and on a confidential basis only, such audit reports, work papers, schedules, and calculations related to the matters in dispute as the Accounting Firm may request and are available to that party or its agents. Within twenty-five (25) days after such submission, the Accounting Firm shall issue a letter report determining the Initial Adjustment, which shall be final and binding, absent fraud or manifest error. Any fees and expenses incurred in resolving disputes pursuant to this Section 1.10 (c) shall be borne by the party incurring such fees and expenses, except for those of the Accounting Firm, which shall be borne equally by the parties. Payment of any previously disputed and subsequently resolved amounts owed under the Initial Adjustment pursuant to this Section 1.10(c) is due within five (5) days after the date Sellers and Buyer agree with respect to any portion of the Initial Adjustment Statement, or within five (5) days after the determination of any portion of the Initial Adjustment by the Accounting Firm.

    (d) After Closing, Buyer shall conduct the reconciliation process for each well at the Underground Storage Facilities in accordance with the procedures set forth on Schedule 1.10(d) and Buyer or Sellers, as applicable, shall pay, as an adjustment to the Purchase Price, the amount determined in accordance with those procedures.

     1.11 Post-Closing Adjustments For Any Day Other than First Day of Month. If the Closing Date is on a day other than the first day of the month, the provisions of Section 1.10 shall apply modified as follows:

    (a) the items in Section 1.10(a) shall be due within fifteen (15) business days after the last day of the month in which the Closing occurs;

    (b) together with the information delivered by Sellers pursuant to Section 1.10(a), Sellers shall deliver to Buyer a schedule together with the relevant supporting documentation that calculates the revenues of the Business minus the expenses of the Business for the month in which Closing occurs, calculated in the same manner as EBITDA was calculated on a historical basis as set forth on Schedule 2.7 and formatted in the same manner as Schedule 1.11(b) (such calculation being the “Closing Month EBITDA”); and

    (c) the amount determined in Section 1.10(b) shall be increased by an amount equal to the Closing Month EBITDA (if a positive number) or decreased by an amount equal to the Closing Month EBITDA (if a negative number) divided by the number of days in the month in which the Closing occurs and then multiplied by the number of days prior to the Closing Date in the month in which Closing occurs.

     1.12 Price Allocation. The Sellers and the Buyer agree that the Purchase Price shall be allocated to the Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed among the Buyer and the Sellers within 120 days after the Closing. The Sellers and the Buyer agree (a) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and to jointly prepare IRS Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (b) without the consent of the other parties hereto, not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise. The Sellers, on one hand, and the Buyer, on the other, agree that each will furnish the other a copy of Form 8594 proposed to be filed with the Internal Revenue Service by such party or any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such party (control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms “controlled by” and “common control” have meanings correlative to the foregoing) (an “Affiliate”) within ten days prior to the filing of such form with the Internal Revenue Service.

Article II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Sellers hereby represent and warrant to the Buyer that as of the date hereof and as of the Closing Date:

     2.1 Organization and Existence. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Sellers has full power and authority to own and hold its properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Each of the Sellers is qualified to do business as a foreign partnership or corporation, as applicable, and is in good standing in each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Assets taken as a whole or Sellers’ ability to consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”).

     2.2 Authority and Approval. Each of the Sellers has the partnership or corporate power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by each of the Sellers of this Agreement, the performance by each of the Sellers of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all required partnership or corporate action of Sellers, as applicable. This Agreement constitutes the valid and binding obligation of Sellers enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     2.3 No Conflict. Except as set forth in Schedule 2.3 hereto, this Agreement and the execution and delivery hereof by the Sellers do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

    (a) conflict with any of, or require the consent of any Person under, the terms, conditions or provisions of the governing documents of Sellers;

    (b) violate any provision of, or require any consent, authorization or approval under, any law, statute, ordinance, rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Sellers except for the consents or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), required by any state regulatory commissions or those that have already been received;

    (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by or any remedies or any rights of termination or cancellation or the loss of benefits or change in the rights or obligations of any Person, or require any consent, authorization or approval under (1) any Contract or Permit to which the either of the Sellers is a party or by which any of them is bound or to which any property of the Sellers is subject, or (2) any Contracts or Permits that are included in the Assets, except in the case of clause (1) or (2), for those which in the aggregate would not reasonably be expected to have a Material Adverse Effect; or

    (d) result in the creation of any mortgage, pledge, lien, claim, option, conditional sales agreement, encumbrance, security interest or charge (collectively, “Encumbrances”) on the Assets under any Contract.

     2.4 Litigation; Regulations. Except as would not reasonably be expected to have a Material Adverse Effect, there are no claims, fines, actions, suits, demands, investigations or proceedings pending or, to the actual knowledge of the executive officers of the General Partner (“Knowledge of Sellers”), threatened against Sellers, at law or in equity, or before or by any court, tribunal or arbitrator or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each of the foregoing, a “Governmental Body”) having jurisdiction over Sellers. Except (a) as would not reasonably be expected to have a Material Adverse Effect or (b) with respect to any matters related to Taxes, which matters are governed solely by Section 2.9 hereof, Sellers have conducted, and are conducting the Business in compliance with, the requirements, standards, criteria and conditions set forth in federal, state and local statutes, ordinances, Permits, Permit applications, orders, approvals, variances, rules and regulations applicable to the Business.

     2.5 No Default. Sellers are not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which Sellers or any of their respective properties are bound, (b) any judgment, order or injunction of any Governmental Body, or (c) any other agreement, except in case of clauses (a), (b) and (c) for such defaults and conditions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     2.6 Permits. The list of all licenses, franchises, permits and authorizations (“Permits”) included in the Asset Schedule is a true and correct list of the Permits to be included in the Assets and necessary for the lawful conduct of the Business, except for those for which the failure to hold would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     2.7 Financial Information. Attached as Schedule 2.7 are the unaudited operating statements solely related to the Assets for the fiscal year ended July 31, 2004, and for the ten months ended May 31, 2005 (the “Operating Statement Date”). The operating statements set forth on Schedule 2.7 fairly present, in all material respects, the results of operations related to the Assets for the respective fiscal periods set forth therein.

     2.8 No Material Adverse Effect. Since the Operating Statement Date, there has been no Material Adverse Effect or any event or events that individually or in the aggregate, with the lapse of time or further notice or both would reasonably be expected to have a Material Adverse Effect, except for matters that generally affect the economy or the industry in which Sellers are engaged or changes in the ordinary course of business.

     2.9 Taxes.

    (a) “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Body, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, Propane Education Research Council fees and other obligations of the same or similar nature to any of the foregoing, which Sellers are required to pay, withhold or collect.

    (b) All returns and reports for Taxes required to be filed on or before the Closing Date by Sellers with respect to the Business or the Assets have been filed in accordance with all applicable laws, are in all material respects true, complete and correct, and all Taxes, which were shown to be due on such returns or reports have been paid; provided, however, that the representations and warranties set forth in this Section 2.9(b) are made only to the extent that such Taxes (1) are or may become liens on the Assets or (2) constitute Taxes for which Buyer is or may be liable in its capacity as a transferee of the Assets.

     2.10 Intellectual Property. The Asset Schedule sets forth a list of all intellectual property rights, if any, to be included in the Assets. To the Knowledge of Sellers, the intellectual property rights included in the Assets do not infringe upon any patent, copyright or trademark rights of others. Sellers have the right to use, free and clear of claims or rights of others, all material trade secrets, customer lists, processes, computer software, patents, copyrights and trademarks required for, incident to or included in the Assets.

     2.11 Contracts. The list of contracts (written or oral), plans, undertakings, commitments, instruments or agreements (collectively, “Contracts”) included in the Asset Schedule is a true and correct list of the Contracts (including any amendments, modifications, extensions and supplements thereto) to be included in the Assets (other than any individual customer service agreements or purchase orders which are subject to termination by Sellers without penalty upon 90 days notice or less, and any agreements providing for annual expenditures by, or revenues to, Sellers of less than $50,000), which Contracts constitute all of the Contracts (with the above exceptions) related to the Business. Except as set forth in Schedule 2.11, neither of the Sellers is and, to the Knowledge of Sellers, no other party is, in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of) any term, condition or provision of any Contract identified on the Asset Schedule except for defaults, breaches, violations or events which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts identified on the Asset Schedule constitutes valid, binding and enforceable obligations of Sellers to the extent they are parties thereto and, to the Knowledge of Sellers, enforceable obligations of any other party thereto, in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect. None of the Partnership’s customers which constitute a material portion of the Business have canceled or substantially reduced purchases from the Partnership or, to the Knowledge of Sellers, are currently attempting or threatening to cancel or substantially reduce service.

     2.12 Real Property.

    (a) With respect to the real property which is part of the Assets (other than Easements) (the “Real Property”), the Partnership is the owner of good and indefeasable fee simple title (or in the case of leases, leasehold title) to all such Real Property and to all buildings and improvements thereon, in each case free and clear of all Encumbrances, except for (1) Permitted Encumbrances, (2) defects in title or Encumbrances described on Schedule 2.12 and (3) other defects in title or Encumbrances which individually would not reasonably be expected to have a Material Adverse Effect. The Real Property set forth on the Asset Schedule constitutes all of the Real Property owned or leased relating to the Business.

    (b) With respect to pipeline easements, rights of way, licenses and land use permits included as part of the Assets (collectively, the “Easements”), the Partnership at Closing will convey any and all of Sellers’ right title and interest in and to the Easements, free and clear of all Encumbrances, except for (1) Permitted Encumbrances, (2) defects in title or Encumbrances described on Schedule 2.12 and (3) other defects in title or Encumbrances which individually would not reasonably be expected to have a Material Adverse Effect. The Easements set forth on the Asset Schedule constitute all of the Easements relating to the Business.

    (c) As used in this Agreement, the term “Permitted Encumbrances” means, with respect to or upon any of the Assets:

      (1) Encumbrances set forth on any schedule attached hereto;

      (2) Encumbrances incurred and pledges and deposits made in the ordinary course of business in connection with worker’s compensation;

      (3) Encumbrances securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

      (4) Encumbrances imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in the ordinary course of business and securing obligations which are not yet due or delinquent or which are being contested in good faith by appropriate proceedings;

      (5) Encumbrances securing the payment of taxes and assessments, either not yet due or delinquent or being contested in good faith by appropriate legal or administrative proceedings;

      (6) zoning restrictions, easements, licenses, rights-of-way, declarations, reservations (including but not limited to mineral and oil and gas reservations), provisions, covenants, conditions, waivers, restrictions on the use of property, mineral and oil and gas leases or licenses, or other matters of record (and with respect to leasehold interests, mortgages, obligations and Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the tenant);

      (7) visible and apparent easements or other matters that would be revealed by an accurate and current survey or careful physical inspection;

      (8) Encumbrances on property existing at the time such property was acquired by the Sellers (provided, that such Encumbrances were not created in contemplation of the acquisition of such property by the Sellers);

      (9) tenant leases with respect to Real Property and Easements;

      (10) subleases and assignments with respect to any tenant leases on the Real Property and Easements, and any Encumbrances created as a result of any financing of a tenant under any such tenant lease;

      (11) extensions, renewals and replacements of Encumbrances and other matters referred to in clauses (1) through (10) above;

      (12) Encumbrances created by Buyer; and

      (13) Encumbrances, Contracts and other matters included in the Assumed Obligations.

     2.13 Title Other than Real Property. Other than with respect to those Assets described in Section 2.12, Sellers have good and indefeasible title to all of the Assets, subject to no Encumbrances except for Permitted Encumbrances.

     2.14 Fixed Assets. The Asset Schedule sets forth a list and summary description of all fixed assets owned or leased by Sellers as of the Operating Statement Date. The Partnership’s fixed assets to be included in the Assets, taken as a whole, are sufficient to conduct the operations of the Business in the ordinary course of business consistent with past practice, ordinary wear and tear excepted, except to the extent that such failure would not reasonably be expected to have a Material Adverse Effect.

     2.15 Environmental Matters.

    (a) “Environmental Law,” as referred to herein, shall mean any federal, state, or local statute, law, rule, regulation, ordinance, code, or order in effect and, in each case, as amended, that relates to protection of the environment or natural resources, including without limitation laws that regulate air emissions, the discharge of pollutants to surface or ground water, and the generation, handling, disposal, storage, treatment, use, presence, transportation or release of or exposure to Hazardous Substances or wastes.

    (b) “Environmental Claims,” as referred to herein, shall mean any and all administrative, regulatory, or judicial actions, suits, demands, claims, notices of noncompliance or violation or potential liability, information requests and other adversarial proceedings relating to or arising under any Environmental Law.

    (c) “Environmental Permits,” as referred to herein, shall mean any Permit required pursuant to Environmental Law.

    (d) “Hazardous Substances,” as referred to herein, shall mean any material or substance, including any petroleum product or byproduct, or asbestos, that is defined as hazardous or toxic, or otherwise regulated or controlled, under any applicable Environmental Law.

    (e) Solely with respect to the Assets and except as described on Schedule 2.15: (1) except as would not have a Material Adverse Effect, Sellers are in compliance with all applicable Environmental Laws; (2) except as would not have a Material Adverse Effect, Sellers have included on Schedule 2.15 all Environmental Permits in their possession, which are all the Environmental Permits required for the operation of the Assets as currently operated, and Sellers are in compliance with all of the terms and conditions of such Environmental Permits; (3) Sellers have not received written notice from any governmental authority or third party of any violation or alleged violation by, or liability attributable to, Sellers arising under or relating to any requirements of Environmental Law; (4) no Environmental Claims are presently pending against Sellers and to the Knowledge of the Sellers, no Environmental Claims are threatened against Sellers; and (5) Sellers do not own or operate underground storage tanks containing petroleum products or other substances which would be subject to regulation under 40 C.F.R. Part 280 or other applicable requirements of Environmental Law.

    (f) Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 2.15 shall be the exclusive representations and warranties relating to Environmental Laws, Environmental Claims and Environmental Permits.

     2.16 Insurance. Each of the Sellers is insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the businesses conducted by the respective entity. Neither of the Sellers has received any notice of cancellation or termination with respect to any material insurance policy. To the Knowledge of the Sellers, all of such insurance policies are valid and enforceable policies in all material respects.

     2.17 Business Employees. Schedule 2.17 sets forth a list of the actively-at-work employee of Sellers or their Affiliates who are employed primarily in connection with the Business immediately prior to the date of this Agreement (the “Business Employees”), which schedule includes the employee’s name, job title, work location and hire date, along with organizational charts showing the position of each employee and his/her reporting relationship in Sellers’ organizations.

     2.18 Labor Relations. Neither of the Sellers is a party to any collective bargaining agreement or other labor agreement with any union or labor organization involving Business Employees nor, to the Knowledge of Sellers, is there any action or proceeding by any labor organization or employee group to organize the Business Employees. There is no labor strike, slowdown, stoppage or lockout pending, or, to the Knowledge of Sellers, threatened against or affecting the Assets.

     2.19 Benefit Plans. Schedule 2.19 sets forth each “employee benefit plan” (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) (“ERISA”) which Sellers maintain, are a party to, participate in or have any liability with respect to for the benefit of the Business Employees (collectively, the “Employee Benefit Plans”). A true and correct copy of each of the Employee Benefit Plans has been supplied to Buyer. All Employee Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of law and no notice has been issued by any Governmental Body questioning or challenging such compliance. Each Employee Benefit Plan that constitutes an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the Code, is subject to a favorable determination letter issued by the Internal Revenue Service, which letter covers all amendments thereto for which the remedial amendment period (within the meaning of Section 401(b) of the Code) has expired.

     2.20 Solvency. Sellers are not entering into this Agreement with actual intent to hinder, delay or defraud creditors. Immediately prior to and immediately subsequent to the Closing Date:

    (a) the present fair salable value of the assets of Sellers (on a going concern basis) will exceed the liability of Sellers for their respective debts (including their respective contingent obligations);

    (b) Sellers have not incurred, nor do they intend to or believe that they will incur, debts (including contingent obligations) beyond their respective ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to Sellers after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and

    (c) Sellers will have sufficient capital with which to conduct their respective business, and the property of Sellers does not constitute unreasonably small capital with which to conduct their respective business.

For purposes of this Section 2.20, “debt” means any liability or a (1) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable secured, or unsecured, or (2) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

     2.21 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the Knowledge of Sellers, threatened against Sellers.

     2.22 Brokerage Arrangements. Sellers have not entered (directly or indirectly) into any agreement with any Person that would obligate the Buyer to pay any commission, brokerage or “finder’s fee” in connection with the transactions contemplated herein other than an agreement with Simmons & Company International, the fees of whom will be paid by the Sellers.

     2.23 Sufficiency of Assets. The Assets are all of the assets that are used or necessary to conduct the Business as it is presently conducted and the Assets constitute all of the assets and rights used by the Sellers to conduct the Business as it is presently conducted.

     2.24 Inventory. The Terminal Inventory, the Underground Purchased Inventory, the Transit Inventory, the Third Party Location Inventory and the Transferred Inventory meet the applicable specifications listed on Schedule 2.24.

Article III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

     Buyer hereby represents and warrants to Sellers that as of the date hereof and as of the Closing Date:

     3.1 Organization and Existence. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full partnership power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Each of the Buyer and its general partner are duly licensed or qualified to do business as a foreign limited partnership or corporation, as applicable, and are in good standing in each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

     3.2 Authority and Approval. Buyer has the partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all required partnership action applicable to Buyer. This Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     3.3 No Conflict. This Agreement and the execution and delivery hereof by the Buyer do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

    (a) conflict with any of, or require the consent of any Person under, the terms, conditions or provisions of the governing documents of Buyer or its general partner;

    (b) violate any provision of, or require any consent, authorization or approval under, any law, statute, ordinance, rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Buyer except for the consents or filings required by the HSR Act, required by any state regulatory commissions or those that have already been received; or

    (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by or any remedies or any rights of termination or cancellation or the loss of benefits or change in the rights or obligations of any Person, or require any consent, authorization or approval under any Contract or Permit to which the Buyer is a party or by which it is bound or to which any property of Buyer is subject, except for those which in the aggregate would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement.

     3.4 Litigation. There are no actions, suits, proceedings or governmental investigations or inquiries pending against Buyer or its properties, assets, operations or business which might delay or prevent the consummation of the transactions contemplated hereby.

     3.5 Funds Available. Buyer has sufficient cash, or firm commitments from responsible lending institutions, available lines of credit or other sources of available funds to enable it to make payment of any amounts to be paid by it hereunder.

     3.6 No Material Adverse Effect. Since December 31, 2004, there has been no material adverse affect on the business, financial condition or results of operations of the Buyer which might delay or prevent the consummation of the transactions contemplated hereby.

     3.7 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the actual knowledge of the executives of the general partner of Buyer, threatened against Buyer.

     3.8 Brokerage Arrangements. Buyer has not entered (directly or indirectly) into any agreement with any Person that would obligate Sellers to pay any commission, brokerage or “finder’s fee” in connection with the transactions contemplated herein.

Article IV

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

     4.1 Certain Changes. Without first obtaining the written consent of Buyer, from the date hereof until the Closing Date, Sellers hereby covenant and agree that Sellers will not:

    (a) other than in the ordinary course of business, make any material change in the conduct of the Business or the operation of the Assets;

    (b) other than in the ordinary course of business, enter into any material Contract directly related to the Business or Assets and intended to be conveyed pursuant to this Agreement or terminate or amend in any material respect, any material Contract to which Sellers are a party and which is included in the Assets;

    (c) sell, lease or otherwise dispose of any of Assets other than the sale of Assets in the ordinary course of business consistent with past practices that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

    (d) purchase, lease or otherwise acquire any property of any kind whatsoever to be included in the Assets other than in the ordinary course of business;

    (e) allow or permit the expiration, termination or cancellation at any time prior to the Closing of any of the insurance policies described in Section 2.16, unless it is replaced, with no loss of coverage, by a comparable insurance policy;

    (f) implement or adopt any change in their tax methods, principles or elections related to the Assets;

    (g) increase the rate of compensation payable or to become payable to any of the Business Employees, except in the ordinary course of business or agree to pay any bonuses or severance pay other than in accordance with currently established plans, policies, programs or agreements; or

    (h) commit to do any of the foregoing.

     4.2 Operations. Until the Closing Date, Sellers will:

    (a) maintain the properties and facilities included in the Assets in the ordinary course of business;

    (b) use their reasonable business efforts to maintain and preserve the Business intact, retain the services of the Business Employees and maintain their relationship with suppliers, customers and others having business relations relative to the Business;

    (c) advise the Buyer promptly in writing after any material change to the Knowledge of Sellers in any document, schedule or other information delivered pursuant to this Agreement;

    (d) file on a timely basis all notices, reports or other filings related to the Business required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located; and

    (e) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend in the names of Sellers, as applicable, any Permit, variance or any approval required by any Governmental Body for the continuing operation of the Assets, whether or not such approval would expire before or after the Closing Date.

     4.3 Buyer Notification. Buyer shall advise the Sellers promptly in writing after obtaining knowledge of any material change in any document, schedule or other information delivered pursuant to this Agreement.

     4.4 Schedules. The parties agree that any disclosure by Sellers on a schedule attached to this Agreement shall be deemed a disclosure on any other applicable schedule to this Agreement and shall be deemed notice to Buyer even if such disclosure is omitted from another schedule to which it would pertain.

     4.5 Access. Sellers will afford Buyer and its authorized representatives reasonable access to Sellers’ financial, title, tax, corporate and legal materials and operating data and information available directly related to the Assets as of the date hereof and which becomes available to Sellers at any time prior to the Closing Date, and will furnish to Buyer such other information as it may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Sellers are bound or any applicable law or regulation. Sellers will use their reasonable business efforts to secure all requisite consents for the examination by the Buyer and its representatives of all information covered by confidentiality agreements. Sellers will allow Buyer access to and consultation with the lawyers, accountants, and other professionals employed by or used by Sellers as directly related to the Business for all purposes under this Agreement. Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product. The confidentiality of any data or information so acquired shall be maintained by Buyer and its representatives pursuant to the terms of that certain Confidentiality Agreement between Ferrellgas, L.P. and Enterprise Products OLPGP, Inc. dated April 4, 2005 (the “Confidentiality Agreement”), until the expiration of the term of the Confidentiality Agreement, which Buyer hereby acknowledges is binding on it. Further, Sellers will afford Buyer and its authorized representatives reasonable access from the date hereof until the Closing Date, during normal business hours upon at least 24 hours prior notice, to the facilities included in the Assets; provided that such access shall be at the sole cost, expense and risk of the Buyer.

     4.6 Antitrust Notification; Other Reporting Requirements. The Sellers and the Buyer will, as promptly as practicable after the execution of this Agreement, file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act and the rules and regulations promulgated thereunder, which notification and report form and supplemental information will comply in all material respects with the requirements of the HSR Act and the rules and regulations promulgated thereunder. The Sellers and the Buyers will duly and timely file all notices and reports required to be filed with all other Governmental Bodies in contemplation of the consummation of the transactions described herein.

     4.7 Reasonable Business Efforts.

    (a) Sellers and Buyer, as appropriate, shall use their reasonable business efforts to (1) obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, including, but not limited to, the consent under any agreements identified on the Asset Schedule, and (2) ensure that all of the conditions to the obligations of the Buyer and the Sellers contained in Sections 5.1 and 5.2, respectively, are satisfied timely.

    (b) A party’s reasonable business efforts for purposes of Section 4.7(a) shall not require that party:

      (1) to hold separate or make any divestiture of any asset or any portion of the Business or the Assets;

      (2) to otherwise agree to any restriction on its operations or other materially burdensome condition;

      (3) to obtain a consent, approval or other clearance required by this Agreement if such consent, approval or other clearance contains any restriction on its operations or other materially burdensome condition which would, in any such case, be material to the assets, liabilities or business of that party or any of its respective subsidiaries or affiliates; or

      (4) to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any liability.

    (c) Subject to Section 4.7(b) and notwithstanding Section 4.2(e), Buyer shall be responsible for obtaining the transfer or cancellation and reissuance of any Permit, variance or other approval required by any Governmental Body for the operation of the Assets by Buyer, and Sellers shall reasonably cooperate with Buyer to accomplish such transfer or cancellation and reissuance.

     4.8 Employees and Employee Benefits.

    (a) Effective as of the Closing Date, Buyer or an Affiliate of Buyer shall offer employment to each Business Employee at the same base rate of pay applicable to such Business Employee immediately prior to the Closing and with such other terms and conditions of employment, including other compensation and benefits, as may be provided by Buyer or its employing Affiliate to similarly situated employees of Buyer or Buyer’s employing Affiliate. Each Business Employee who accepts Buyer’s or its Affiliate’s offer of employment is referred to herein as a “Transferred Employee.” Upon the request of Buyer, Sellers shall provide Buyer timely access to benefit census data (including computer data) regarding the Transferred Employees.

    (b) Subject to the provisions of this Section 4.8, Sellers shall be responsible for all liabilities to and claims of Transferred Employees and any other employees of Sellers and their Affiliates arising out of their employment with Sellers prior to the Closing Date, regardless of when such liabilities are asserted, including, but not limited to, any claims arising out of any Employee Benefit Plans. Subject to the provisions of this Section 4.8, Buyer and its Affiliates shall be responsible for all liabilities to and claims of Transferred Employees and any other employees of Buyer and its Affiliates arising out of their employment with Buyer or its Affiliates on and after the Closing Date, regardless of when such liabilities are asserted, including, but not limited to, any claims arising out of any employee benefit plans, programs, policies and arrangements of Buyer or its Affiliates (collectively, the “Buyer Employee Benefit Plans”).

    (c) Buyer shall, and shall cause its Affiliates to, credit the Transferred Employees with all service that Sellers and their Affiliates recognized under the Employee Benefit Plans as of the Closing Date as service with Buyer and its Affiliates for purposes of eligibility to participate, vesting and entitlement to benefits (but not for purposes of benefit accrual, other than for purposes of vacation benefits) under all Buyer Employee Benefit Plans. With respect to Transferred Employees (and their covered dependents), Buyer shall cause the Buyer Employee Benefit Plans that constitute welfare benefit plans (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) to (1) waive any exclusions, restrictions or limitations with respect to pre-existing conditions or waiting periods thereunder to the extent that the same were waived or satisfied by a Transferred Employee on the Closing Date under a corresponding Employee Benefit Plan and (2) if Sellers provide the necessary data in a timely fashion, credit any amounts paid by a Transferred Employee or his or her covered dependents under a corresponding Employee Benefit Plan during the year in which the Closing Date occurs for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket provisions under such corresponding Buyer Employee Benefit Plan to the extent such amounts were taken into account for a similar purpose under the corresponding Employee Benefit Plan; provided, however, that the provisions of clauses (1) and (2) of this Sections 4.8(c) shall not apply to any Buyer Employee Benefit Plan that is insured unless the applicable insurer consents to the foregoing. Buyer shall use its commercially reasonable efforts to obtain such applicable consents.

    (d) Immediately prior to the Closing, all Transferred Employees shall cease active participation in all Employee Benefit Plans and Sellers shall cause each Transferred Employee to be 100% vested in his or her accrued benefits under each Employee Benefit Plan that is intended to be qualified under section 401(a) of the Code.

    (e) With respect to any accrued but unused vacation, personal time off, or sick leave time which has been accrued in the current calendar year (and not carried over from a prior year) to which any Transferred Employee is entitled pursuant to the vacation or leave policy applicable to such Transferred Employee immediately prior to the Closing, Buyer shall, or shall cause its employing Affiliate to, allow such Transferred Employee to use such accrued vacation or other leave time during the remainder of the current calendar year.

    (f) Effective as of the Closing Date, Buyer shall, or shall cause an Affiliate of Buyer to, make available to Transferred Employees participation in a defined contribution plan which is qualified under section 401(a) of the Code (the “Buyer’s Defined Contribution Plan”). Transferred Employees who receive an eligible rollover distribution (within the meaning of section 402(f)(2) of the Code) from Sellers’ defined contribution and/or defined benefit plan(s) that are qualified under section 401(a) of the Code (“Sellers’ Qualified Plans”) may, if Buyer or an Affiliate of Buyer is provided with a copy of a current favorable determination letter with respect to such Sellers’ Qualified Plans at the time of such rollover, make a cash rollover contribution to the Buyer’s Defined Contribution Plan. To the extent that, pursuant to the foregoing provisions of this paragraph (f), a Transferred Employee makes a direct rollover contribution (within the meaning of section 401(a)(31) of the Code) of an eligible rollover distribution (within the meaning of section 402(f)(2) of the Code) to the Buyer’s Defined Contribution Plan, such direct rollover contribution may also include promissory notes which have not previously been defaulted and become a taxable distribution to such Transferred Employee for loans made to such Transferred Employee under Sellers’ Qualified Plans, but shall not include any “in-kind” distribution of securities.

    (g) Effective immediately following the Closing Date, Buyer shall, or shall cause an Affiliate of the Buyer to, permit Transferred Employees to participate in a cafeteria plan within the meaning of section 125 of the Code (the “Buyer’s Cafeteria Plan”). Buyer’s Cafeteria Plan shall contain provisions that assume and recognize any before-tax salary deferral elections and contributions of Transferred Employees for the plan year in which the Closing Date occurs under the cafeteria plan maintained by the Sellers (the “Sellers’ Cafeteria Plan”) and the Buyer’s Cafeteria Plan shall recognize payments or reimbursements made with respect to Transferred Employees (and their eligible dependents) under the Sellers’ Cafeteria Plan for the plan year in which the Closing Date occurs. As of the Closing Date, Sellers shall transfer to Buyer, in cash, an amount equal to the difference between (a) an amount equal to the amount contributed to the Sellers’ Cafeteria Plan by Transferred Employees (through payroll deductions or otherwise) for the plan year of the Sellers’ Cafeteria Plan in which the Closing Date occurs and ending on the Closing Date (the “Coverage Period”), less the total payments from the Sellers’ Cafeteria Plan for the Coverage Period (determined as of the Closing Date).

    (h) It is understood and agreed among the parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including, but not limited to, any Transferred Employee, any participant in any benefit or compensation plan or any beneficiary thereof. The representations, provisions, warranties and undertakings contained in this Section 4.8 shall be binding solely on the parties to this Agreement, and no other Persons shall have any third party beneficiary or other right hereunder.

     4.9 Post-Closing Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the parties will take such further action (including the execution and delivery of further instruments and documents) as a party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below).

     4.10 Transition Services.

    (a) In order to facilitate the full transition of operating activities and functions in the Business following the Closing Date, for a period of six (6) months commencing on the Closing Date, upon the request from time to time from Buyer, Sellers shall provide or cause to be provided to Buyer support services for information technology, accounting, scheduling, distribution and other administrative functions of the same or substantially similar nature which the Sellers provided to the Business during calendar year 2005 (“Transition Services”), Buyer, upon not less than ten days’ written notice to Sellers, at any time and from time to time may, as of the date set forth in that notice (which may not precede the end of such 10-day period without Sellers’ approval), terminate any or all of the Transition Services.

    (b) Buyer shall pay to Sellers $20,000 for each month in which any Transition Services are provided by Sellers, which amount shall be paid to Sellers no later than the tenth business day of each calendar month for Transition Services to be rendered in that month, beginning with the calendar month immediately following the month in which the Closing Date occurs. If the Closing Date is on a day other than the last day of a month, Buyer shall also pay to Sellers, when the first payment is made pursuant to this Section 4.10, a pro-rated amount for the days in the month of Closing.

    (c) Sellers shall cause their personnel providing the Transition Services to perform such Transition Services with the same degree of care, skill, confidentiality and diligence with which such personnel perform similar services for the Sellers. Sellers shall provide the Transition Services in accordance with the reasonable instructions provided by the authorized representatives of Buyer, or its designee, and Sellers shall be entitled to rely upon any written or oral instructions received from such authorized representatives or designees.

    (d) Sellers shall act as independent contractors, and nothing herein shall at any time be construed to create the relationship of employer and employee, partnership, principal and agent, broker or finder, or joint venturers as among Sellers and Buyer. Except as expressly provided herein, no party shall have any right or authority, and no party shall attempt to enter into any contract, commitment, or agreement or incur any debt or liability of any nature, in the name of or on behalf of the other parties.

    (e) Sellers represent and agree that they will perform the Transition Services, and Buyer represents and agrees that it will use the Transition Services provided hereunder, only in accordance with all applicable Laws.

    (f) Except as specifically provided herein, Sellers shall not be obligated to hire any additional employees or retain or acquire any outside or additional assistance, equipment, computer programs or data to enable Sellers to provide the Transition Services.

    (g) Sellers shall not be required to provide any Transition Services to Buyer if Sellers are prohibited by Law from providing such Transition Services.

    (h) SELLERS SHALL NOT BE LIABLE FOR ANY DAMAGES AS A RESULT OF SELLERS’ OR THEIR EMPLOYEES’ PERFORMANCE OF, OR FAILURE TO PERFORM, ANY TRANSITION SERVICES, INCLUDING THOSE THAT RESULT FROM SELLERS’ OR THEIR EMPLOYEES’ SOLE, JOINT AND OR CONCURRENT NEGLIGENCE OR OTHER FAULT, BUT EXCLUDING THOSE RESULTING FROM SELLERS’ OR THEIR EMPLOYEES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. SELLERS DO NOT MAKE ANY WARRANTY AS TO THE RESULTS OF THE TRANSITION SERVICES AND HEREBY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PERFORMANCE OF THE TRANSITION SERVICES.

    (i) SELLERS SHALL NOT BE LIABLE TO BUYER FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE PERFORMANCE OF THE TRANSITION SERVICES OR FROM THE BREACH OF THIS SECTION 4.10, EVEN IF CAUSED BY THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF SELLERS OR THEIR OFFICERS, DIRECTORS, OR EMPLOYEES, EXCEPT TO THE EXTENT ARISING OUT OF, IN CONNECTION WITH, OR RESULTING FROM SELLERS’ OR THEIR EMPLOYEES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

    (j) BUYER AGREES TO DEFEND, INDEMNIFY AND HOLD SELLERS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION, OR JUDGMENTS OF ANY KIND OR CHARACTER (INCLUDING THOSE ARISING FROM, RELATED TO OR CAUSED, DIRECTLY OR INDIRECTLY, BY THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF SELLERS OR ANY SUCH OTHER INDEMNIFIED PARTY, INCLUDING ANY INTEREST, PENALTY, REASONABLE ATTORNEYS’ FEES, AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH OR IN THE DEFENSE THEREOF), ATTRIBUTABLE TO OR ARISING OUT OF ANY CLAIMS BY OR LIABILITIES OR OBLIGATIONS TO, ANY THIRD PARTY ARISING OUT OF, IN CONNECTION WITH OR RESULTING FROM ANY OF THE TRANSITION SERVICES PROVIDED BY SELLERS OR ANY OTHER INDEMNIFIED PARTY UNDER THIS SECTION 4.10, EXCEPT TO THE EXTENT ARISING OUT OF, IN CONNECTION WITH OR RESULTING FROM SELLERS’ OR ANY OTHER INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

    (k) Sellers shall not be liable to Buyer for their failure or delay in performing their obligations hereunder due to and during the duration of any contingency beyond such party’s control including, without limitation, acts of God, fires, floods, wars, acts of war, sabotage, terrorism, accidents, labor disputes (whether or not such disputes are within the power of the party to settle), shortages, governmental laws, ordinances, rules or regulations (whether valid or invalid and which include but are not limited to import or export prohibitions or priorities, requisitions, allocations and price adjustment restrictions), inability to obtain power, materials, equipment or transportation and any other similar contingency (any of which, a “Force Majeure”). In the event of a Force Majeure, which makes unavailable part, but not all, of any of the Transition Services, Sellers will provide to Buyer that quantity and level of Transition Services as is reasonable under the circumstances. Sellers will give notice to Buyer as promptly as practicable of the nature and probable duration of the Force Majeure as well as of the termination of such Force Majeure. Sellers will use commercially reasonable efforts to remove the Force Majeure event.

     4.11 Storage Agreements. At Closing, Buyer and the Partnership shall execute storage agreements for the Adamana, Hutchinson and Moab underground storage facilities in the forms of Exhibits A-1, A-2 and A-3 attached hereto.

     4.12 Throughput Agreement. At Closing, Buyer and the Partnership shall execute agreements with specified throughput volumes for the Inver Grove Heights and Jackson Terminals in the forms of Exhibits B-1 and B-2 attached hereto.

     4.13 Leases. At Closing, Buyer and the Partnership shall execute leases for the Inver Grove Heights and Aberdeen locations in the forms of Exhibits C-1, C-2 and C-3 attached hereto.

Article V

CONDITIONS TO CLOSING

     5.1 Conditions to the Obligation of Buyer. The obligation of Buyer to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Buyer:

    (a) Sellers shall have complied in all material respects with each of their covenants and agreements contained herein and each of their representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects (unless otherwise qualified by materiality, and in such case, shall be true and correct) and Buyer shall have received a certificate, dated as of the Closing Date, of an executive officer of the General Partner certifying as to such matters.

    (b) All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to the Buyer and such counsel shall have been furnished with all such documents and instruments as it shall have reasonably requested in connection with the transactions contemplated herein.

    (c) No suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions in connection herewith.

    (d) The waiting period under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereunder shall have expired or been terminated.

    (e) Sellers shall provide to Buyer a letter signed by an authorized officer of the General Partner on behalf of Sellers, which certifies that the Sellers’ defined contribution plan (1) is, to the Knowledge of Sellers, a tax qualified plan under Section 401(a) of the Code and such letter includes a copy of the most recent determination letter received from the Internal Revenue service directly applicable to such plan; and (2) has received certification from every participant in Sellers’ defined contribution plan whose loan is to be rolled over to Buyer’s Defined Contribution Plan and whose loan had an original maturity exceeding five (5) years but less than or equal to fifteen (15) years that such loan was used by such participant to acquire his or her principal residence.

     5.2 Conditions to the Obligation of Sellers. The obligation of Sellers to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Sellers:

    (a) Buyer shall have complied in all material respects with its covenants and agreements contained herein and each of its representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects (unless otherwise qualified by materiality, and in such case, shall be true and correct) and Sellers shall have received a certificate, dated the Closing Date, of an executive officer of Buyer certifying as to such matters.

    (b) All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Sellers and such counsel shall have been furnished with all such documents and instruments as it shall have reasonably requested in connection with the transactions contemplated herein.

    (c) No suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions in connection herewith.

    (d) The waiting period under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereunder shall have expired or been terminated.

Article VI

INVESTIGATION; LIMITATIONS

     6.1 Independent Investigation. Buyer acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation of Sellers, the Business and the Assets and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of Sellers in this Agreement and without affecting or impairing its right to rely thereon, Buyer acknowledges that Sellers have not made, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS AND OPERATIONS OF THE BUSINESS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE).

     6.2 Survival. The liability of the Sellers for the breach of any of the representations and warranties of the Sellers set forth in Article II shall be limited to claims for which the Buyer delivers written notice to the Sellers on or before two years after Closing Date. The liability of the Buyer for the breach of any of the representations and warranties of the Buyer set forth in Article III shall be limited to claims for which Sellers shall deliver written notice to the Buyer on or before two years after the Closing Date.

Article VII

TERMINATION

     7.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

    (a) by mutual consent of Buyer and Sellers;

    (b) by either Buyer or Sellers after July 31, 2005, if the Closing has not occurred by such date, provided that as of such date neither Buyer, on one hand, and Sellers, on the other, is in default under this Agreement; provided, further, if no party is in default and Sellers and Buyer, as applicable, are complying with the terms of Section 4.7, but the conditions to Closing set forth in Sections 5.1(d) and 5.2(d) have not been met, then the July 31, 2005 date shall be extended to December 31, 2005; or

    (c) by either Buyer, on one hand, or Sellers, on the other, without prejudice to other rights and remedies which the terminating party may have (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the other party shall (1) materially fails to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (2) materially breaches or has breached any of its representations or warranties contained herein; provided, however, that in the case of clause (1) or (2), the defaulting party shall have a period of ten (10) days following written notice from the nondefaulting party to cure any breach of this Agreement, if such breach is curable.

     7.2 Effect of Termination.

    (a) In the event of the termination of this Agreement by a party, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, managers, equityholders, representatives or agents, except as provided in Section 7.2(b) and Section 9.1 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any representation, warranty, covenant or agreement contained in this Agreement.

    (b) Buyer acknowledges that the Assets are not readily available in the open market and the Assets are unique and specifically identifiable. Accordingly, Buyer agrees that if the Closing does not occur because of the negligent or willful failure of Buyer to perform its obligations hereunder (1) monetary damages and any other remedy at law will not be adequate, (2) Sellers shall be entitled to specific performance as the remedy for such breach, (3) Buyer waives any objection to the remedy of specific performance, (4) Buyer agrees that the granting of specific performance by any court will not be deemed to be harsh or oppressive to Buyer, who shall be ordered specifically to perform its obligations under this Agreement, and (5) in connection with any action for specific performance, Sellers shall be entitled to reasonable attorneys’ fees and other costs of prosecuting such action. The right to seek specific performance hereunder shall not preclude Sellers from seeking any other remedy at law or in equity.

Article VIII

INDEMNIFICATION

     8.1 Indemnification of Sellers. Buyer, from and after the Closing Date, shall indemnify and hold Sellers and their affiliates, partners, directors, officers, employees, agents, representatives and insurers and each Person that controls any of the foregoing (together with the Sellers, the “Seller Parties”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by any of the Seller Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 6.2, any misrepresentation, breach of warranty or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Sellers by the Buyer pursuant to the terms of this Agreement, (b) any nonfulfillment of any agreement or covenant on the part of the Buyer under this Agreement, (c) any liability or obligation which pertains to the ownership or operation of the Assets on and after the Closing Date, (d) the Assumed Obligations and (e) the operation of the Business and the ownership of the Assets on and after the Closing Date.

     8.2 Indemnification of Buyer. Sellers shall indemnify and hold Buyer and its affiliates, directors, officers, employees, agents, representatives and insurers and each Person that controls any of the foregoing (together with the Buyer, the “Buyer Parties”) harmless from and against any and all Damages suffered by any of the Buyer Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 6.2, any misrepresentation, breach of warranty or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Buyer by the Sellers pursuant to the terms of this Agreement, (b) any nonfulfillment of any agreement or covenant on the part of the Sellers under this Agreement, (c) the Excluded Assets, and (d) the Excluded Liabilities.

     8.3 Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

     8.4 Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within ten (10) days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

     8.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

     8.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

     8.7 Payment of Damages. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all tax benefits and other reimbursements credited to or received by the other party related to the Damages.

     8.8 Limitations on Indemnification.

    (a) Sellers shall not be liable for Damages under Section 8.2(a) unless the aggregate amount of Damages for which Sellers would, but for the provisions of this Section 8.8, be liable exceeds on an aggregate basis $1,000,000, and then only to the extent of any such excess; provided that Sellers shall not be liable for the amount of Damages under Section 8.2(a) that exceed in the aggregate $18,000,000 (the “Cap”), subject to adjustment.

    (b) To the extent any Damages are paid by Sellers under Section 8.8(a), the Cap shall be reduced accordingly. When the Cap is reduced to zero, Sellers shall no longer be liable for any Damages under Section 8.8(a) other than with respect to Sellers’ representations and warranties under Sections 2.12 and 2.13, at which time Sellers shall be liable only for further claims under Sections 2.12 and 2.13 that do not in the aggregate exceed $126,000,000.

    (c) Notwithstanding anything contained herein to the contrary, this Section 8.8 and the limitations contained herein shall not apply to Sellers’ representations and warranties under Sections 2.1, 2.2, 2.3(a), (b) and (c), 2.20, 2.21 or 2.22.

     8.9 Sole Remedy. No party shall have liability under the Constituent Documents, as defined below, or the transactions contemplated thereby except as is provided in Section 7.2 or this Article 8, as applicable.

     8.10 General Limitation of Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN SECTION 8.11, NEITHER SELLERS NOR BUYER SHALL BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     8.11 No Waiver Relating to Claims for Fraud/Willful Misconduct. Any claim for any breach of representation, warranty, covenant or agreement specified in Article VIII shall have as its sole remedy the indemnification provided in Article VIII. Notwithstanding the foregoing, none of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit (a) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (b) the time period during which a claim for fraud or willful misconduct may be brought, or (c) the recourse which any such party for fraud or willful misconduct.

Article IX

MISCELLANEOUS

     9.1 Expenses and Payments. Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect. Any payment to be made under this Agreement shall be made by wire transfer to an account designated by the recipient.

     9.2 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to Sellers, addressed to:

Kenneth A. Heinz,
Sr. Vice President, Corporate Development
Ferrellgas, Inc.
7500 College Boulevard
Suite 1000
Overland Park, Kansas 66210
Telecopy: (913) 661-1809

with a copy to:

Mayer, Brown, Rowe & Maw LLP
700 Louisiana, Suite 3600
Houston, Texas 77002
Attention: David L. Ronn
Telecopy: (713) 632-1825

If to Buyer, addressed to:

Richard H. Bachmann
Chief Legal Officer
Enterprise Products Operating L.P.
(by delivery)
2727 North Loop West
7th Floor
Houston, Texas 77008-1044
(by mail)
P.O. Box 4324
Houston, Texas 77210-4324
Telecopy: (713) 880-6570

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

     9.3 No Negotiations. Until the first to occur of the Closing or termination of this Agreement pursuant to the provisions of Article VII, Sellers shall not initiate or participate in discussions with, or otherwise solicit from, any Person any proposals or offers relating to the disposition of the Assets or the Business with any other Person.

     9.4 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law.

     9.5 Public Statements. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby (not including any periodic report under the Securities Exchange Act of 1934, as amended, or any registration statement under the Securities Act of 1933, as amended) without the consent of the other parties, which consent shall not be unreasonably withheld, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

     9.6 Entire Agreement; Amendments and Waivers. This Agreement, together with schedules attached hereto, and any documents delivered pursuant hereto, and the Confidentiality Agreement (collectively, the “Constituent Documents”), constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.7 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties; provided that Buyer may assign all of its rights, privileges and obligations hereunder to any direct or indirect wholly-owned subsidiary of Buyer organized under the laws of any State of the United States. No such assignment shall relieve Buyer of any of its obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

     9.8 Severability. If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

     9.9 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such schedules are incorporated in the definition of “Agreement.”

     9.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

EXECUTED as of the date first set forth above.

BUYER: ENTERPRISE PRODUCTS OPERATING L.P. By Enterprise Products OLPGP, Inc., its general partner
By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	Executive Vice President and Chief Financial Officer

SELLERS: FERRELLGAS, L.P. By Ferrellgas, Inc., its general partner
By:	/s/ Kenneth A. Heinz
	Name:	Kenneth A. Heinz
	Title:	Sr. Vice President, Corporate Development

FERRELLGAS, INC.
By:	/s/ Kenneth A. Heinz
	Name:	Kenneth A. Heinz
	Title:	Sr. Vice President, Corporate Development